Exhibit 99-1

ISS ENDORSES ENZO’S NOMINEES FOR COMPANY’S BOARD OF DIRECTORS

ISS Recommends Shareholders Vote on WHITE Card to Elect Gregory Bortz and Dov Perlysky

Both Leading Independent Proxy Advisory Firms – ISS and Glass Lewis – Reject Lone Star’s Nominees, Citing Lack of Dissident Plan and Recognizing Enzo’s Progress in Executing its Strategic Plan

New York – December 28, 2015 – Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo”) today announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Enzo shareholders vote on the WHITE proxy card to elect both of Enzo’s two nominees for the Company’s Board of Directors: Gregory Bortz and Dov Perlysky.

In particular, ISS noted:

“As the dissidents have not made a compelling case that change is necessary, votes FOR the management nominees Bortz and Perlysky on the WHITE management card are warranted.”

“With regard to other contention that the incumbent nominees are unqualified to effectively oversee the company's business and IP litigation, it is helpful to recall that the turnaround of business itself appears, at least over the past two years, to have taken root, and an upward trend in key metrics has, as of the most recent fiscal quarter, finally brought the company back into the positive financial performance which has been, as the dissidents noted, sorely lacking for a decade. Though perhaps not the key component of the company's strategic plan, moreover, the IP litigation strategy itself appears to have attained meaningful results already… [T]here is little to substantiate the dissidents' claim that change at the board level is warranted.”1

“These recommendations represent a validation of Enzo’s comprehensive business strategy and the positive trajectory the company is on,” said Barry Weiner, President. “We are extremely pleased that ISS and Glass Lewis have recognized that Enzo is executing on its strategic plan with demonstrable results and we encourage shareholders to follow the recommendation of both firms and vote on our card.”

Enzo urges shareholders to use the Company’s WHITE proxy card to vote for the Board’s nominees and in accordance with the Board’s recommendations on the other proposals, as soon as possible, by telephone or Internet, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided, whether or not they plan to attend Enzo’s Annual Meeting.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933,

1 Emphasis Added

as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K, as amended, for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Enzo Biochem, Inc. (the “Company”) has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC") with respect to its 2015 Annual Meeting of Shareholders and intends to file a definitive proxy statement as well. The definitive proxy statement and white proxy card has been mailed to shareholders of the Company. Enzo Biochem, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at its 2015 Annual Meeting. ENZO BIOCHEM, INC. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s common stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.enzo.com) in the section "Corporate—Investor Information." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2015 Annual Meeting. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended July 31, 2015, filed with the SEC on October 13, 2015, as amended on November 27, 2015. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.enzo.com or by writing to the Company at 527 Madison Avenue, New York, New York 10022.

Investor Contact:

Pat McHugh and Michael Fein

Okapi Partners

212-297-0720

Media Contact:
Elliot Sloane / Dan Zacchei

Sloane & Company

212-486-9500

Esloane@sloanepr.com or Dzacchei@sloanepr.com